Exhibit (d)(1)(C)

FORM OF ASSIGNMENT AND JOINDER AGREEMENT

This Assignment and Joinder Agreement (this “Agreement”) is made and entered into as of this ___ day of ____ 2008, by LS Cable, Ltd., a corporation organized and existing under the Laws of the Republic of Korea (“New LS Cable”), LS Corp., a corporation organized and existing under the Laws of the Republic of Korea and formerly known as LS Cable Ltd. (“LS Corp”), Cyprus Acquisition Merger Sub, Inc., a corporation organized and existing under the Laws of the State of Delaware (“Purchaser”) and Superior Essex Inc., a corporation organized and existing under the Laws of the State of Delaware (“Superior Essex”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of June 11, 2008, by and between Old LS Cable (as defined below) and Superior Essex (as joined by Purchaser pursuant to a Joinder Agreement dated as of June 30, 2008, the “Merger Agreement”).

WHEREAS, the change of corporate structure of Old LS Cable was consummated on                      , 2008 (the “Parent Corporate Structure Change”), whereby LS Cable Ltd. (“Old LS Cable”) changed its name to LS Corp and New LS Cable, a newly established wholly owned subsidiary of LS Corp, assumed by operation of law all of Old LS Cable’s rights and obligations with regard to the cable manufacturing business as conducted by Old LS Cable as of                      , 2008;

WHEREAS, the Merger Agreement provides that, immediately after the Parent Corporate Structure Change, LS Corp shall cause New LS Cable to execute a joinder to the Merger Agreement to assign its rights and obligations under the Merger Agreement to New LS Cable pursuant to the terms of the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants, representations, warranties and agreements contained in the Merger Agreement, the parties hereto agree as follows:

1.         Assignment of the Merger Agreement. Pursuant to Section 9.5 of the Merger Agreement, LS Corp hereby assigns to New LS Cable, and New LS Cable hereby accepts from LS Corp, LS Corp’s rights and obligations under the Merger Agreement, and Superior Essex acknowledges such assignment; provided, however, that no such assignment shall relieve LS Corp from any of its obligations under the Merger Agreement; provided further that any such assignment shall not impede or delay the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement or otherwise impede the rights of the stockholders of Superior Essex under the Merger Agreement.

2.         Joinder; Joint and Several Obligation. By executing this Agreement, New LS Cable shall become a party to the Merger Agreement as of the date hereof and hereby agrees to be bound by the terms, covenants and other provisions of the Merger Agreement applicable to Parent and shall assume all rights and obligations of Parent thereunder, with the same force and effect as if originally named therein. Pursuant to Section 9.5 of the Merger Agreement, each of LS Corp and New LS Cable hereby agrees that the obligations of LS Corp under the Merger Agreement are the joint and several obligations of LS Corp and New LS Cable.

3.        Guarantee. Pursuant to Section 9.14 of the Merger Agreement, each of LS Corp and New LS Cable hereby agrees to jointly and severally guarantee the prompt performance by Purchaser of all of its obligations under the Merger Agreement and the transactions contemplated thereby.

4.        Merger Agreement. This Agreement is being entered into pursuant to the terms of the Merger Agreement and nothing in this Agreement, express or implied, is intended to or shall be construed to modify, expand or limit in any way the rights of the parties under, and the terms of, the Merger Agreement. To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Merger Agreement, the Merger Agreement shall govern, including with respect to the enforcement of the rights and obligations of the parties to this Agreement.

5.        Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without giving effect to the choice of law rules or principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

6.        Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which executed counterparts and any photocopies and facsimile copies thereof shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LS CORP., as Parent

By:
Name:
Title:

LS CABLE LTD., as OpCo Parent

By:
Name:
Title:

CYPRUS ACQUISITION MERGER SUB, INC., as Purchaser

By:
Name:
Title:

SUPERIOR ESSEX INC., as the Company

By:
Name:
Title: